Exhibit 10.4
Seagate Technology Holdings public limited company
2022 Equity Incentive Plan
Restricted Share Unit Agreement
(Outside Directors)
1.Grant of Restricted Share Units. Seagate Technology Holdings public limited company, a public limited company incorporated under the laws of Ireland (the “Company”), hereby grants to you (the Participant named in Section 2 below) the number of Restricted Share Units set forth in Section 2 below subject to the terms and conditions of the Seagate Technology Holdings public limited company 2022 Equity Incentive Plan, as may be amended from time to time and including any exhibits thereto (the “Plan”) and this Restricted Share Unit Agreement, including any exhibits hereto (the “Agreement”) (collectively, the “Award”). In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern. Unless otherwise defined in this Agreement, any capitalized term used in this Agreement shall have the meaning assigned to such term in the Plan.
2.Award Terms. Subject to further detail included in this Agreement, the key terms related to the Award are as follows:

Participant:
Global ID Number:
Date of Grant:
Grant Number:
Number of Restricted Share Units:
Vesting Schedule. Subject to the terms of the Agreement, including but not limited to Section 3 hereof, and your Continuous Service on the Board, the Award shall vest in full on the earlier of: (i) the first anniversary of the Date of Grant and (ii) the next annual meeting of the Company’s shareholders following the Date of Grant (provided such next annual meeting of the Company’s shareholders is at least fifty (50) weeks after the immediately preceding year’s annual meeting).
3.Vesting and Settlement.
(a)Subject to Sections 3(b), 3(c) and 3(d) below, the Restricted Share Units will vest as provided in Section 2 above.
(b)In the event of your termination of Continuous Service on account of your death or Disability, the Restricted Share Units shall vest in full as of the date of such termination.
(c)In the event of a Change of Control, the Restricted Share Units shall vest immediately prior to the consummation of the Change of Control, so long as your termination of Continuous Service has not previously occurred.
(d)In the event of your termination of Continuous Service for any other reason, you shall forfeit any and all Restricted Share Units that have not vested as of the date of such termination.
(e)Upon the vesting of any Restricted Share Units, as promptly as is reasonably practicable (but in any event no later than March 15 of the calendar year following the calendar year in which the vesting date occurs), Shares (including less than a whole Share) (which shall be fully paid up) shall be issued to you, and the Company shall deliver to you appropriate documentation evidencing the number of Shares issued in settlement of such vested Restricted Share Units. However, the settlement of the Restricted Share Units shall be conditioned upon your making adequate provision for Tax-Related Items, as discussed in Section 7 below. In the event of your death, your beneficiary or estate shall be entitled to the Shares to which you otherwise would have been entitled pursuant to Section 3(b) above.

4.Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon vesting of the Restricted Share Units prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign law or under rulings or regulations of the U.S. Securities and Exchange Commission or of any other governmental regulatory body, or prior to the obtaining of any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. Further, you agree that the Company shall have unilateral authority to amend the Plan and this Agreement without your consent to the extent necessary to comply with securities or other laws applicable to the issuance of the Shares; provided, that any such amendment shall preserve the economic intent of this Agreement to the maximum extent possible regardless of any such amendment to the Plan or this Agreement.
5.Shareholder Rights. You shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of the Shares subject to the Restricted Share Units unless and until such Shares have been issued by the Company to you. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article 12 of the Plan.
6.Transferability. The Restricted Share Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.
7.Responsibility for Taxes; Section 409A.
(a)Regardless of any action the Company or any of its Affiliates take with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable or deemed applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Affiliate. You further acknowledge that the Company and/or the Affiliate (i) make no representations or undertakings regarding the treatment of any Tax- Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Restricted Share Units, the issuance of Shares, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Your acceptance of this Agreement constitutes your instruction and authorization to the Company to withhold Shares otherwise deliverable upon vesting of the Award having a Fair Market Value on the date of vesting equal to the amount sufficient to satisfy the Tax-Related Items. Shares will be delivered as soon as administratively practicable following the vesting date and the calculation of applicable withholding taxes. You will be deemed to have been issued the full number of Shares subject to the Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of your participation in the Plan.
(c)The Company or the Affiliate may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Affiliate.

(d)Finally, you agree to pay the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of your participation in the Plan or the vesting and settlement of the Restricted Share Units that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares unless and until you have complied with your obligations related to the Tax-Related Items described in this Section 7.
(e)It is intended that the Restricted Share Units are exempt from Section 409A of the Code to the maximum extent permitted by Applicable Law and, in the absence of any such exemption, comply with all requirements of Section 409A of the Code. All provisions of the Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code and any similar state or local law. Notwithstanding any other provision in the Agreement, if you are a “specified employee,” as defined in Section 409A of the Code, as of the date of your “separation from service” as defined in Section 409A of the Code, then to the extent your Restricted Share Units constitute “deferred compensation” within the meaning of Section 409A of the Code, the issuance of any Shares issuable to you in settlement of your Restricted Share Units upon or within six months following your separation from service shall be delayed until the earlier to occur of (i) the first business day following the six-month anniversary of your separation from service and (ii) the date of your death. For purposes of this Agreement, termination of Continuous Service shall be construed consistent with a “separation from service” under Section 409A of the Code, and all payments under this Agreement will be construed as a series of separate payments to the maximum extent permitted by Section 409A of the Code.
8.Nature of the Award. In accepting the Award, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan and provided that any such amendment shall preserve the economic intent of this Agreement to the maximum extent possible and prior to any such suspension or termination that impacts this Award, the Company shall take such actions as are necessary to preserve the economic intent of this Agreement to the maximum extent possible;
(b)the Plan is operated and the Award is granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights you may have under this Agreement may be raised only against the Company but not any Affiliate;
(c)no Affiliate has any obligation to make any payment of any kind under this Agreement;
(d)the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Share Units, or benefits in lieu of Restricted Share Units, even if Restricted Share Units have been awarded repeatedly in the past;
(e)all decisions with respect to future Restricted Share Unit awards, if any, will be at the sole discretion of the Company;
(f)you are voluntarily participating in the Plan;
(g)your participation in the Plan will not create a right to continue to serve the Company in the capacity in effect at the Date of Grant and shall not interfere with the ability of the Company or any Affiliate to terminate your Continuous Service at any time;
(h)because you are not an employee of the Company, the Award will not be interpreted to form or amend an employment or service contract or relationship with the Company or any Affiliate;
(i)the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of your Continuous Service; and
(k)neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this Award or of any amounts due to you pursuant to the issuance of Shares upon settlement of this Award or the subsequent sale of such Shares.
9.No Advice Regarding Grant. The Company and its Affiliates are not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
10.Data Privacy.
(a)You are hereby notified of the collection, use and transfer outside of the European Economic Area, in electronic or other form, of your Data (defined below) by and among, as applicable, the Company and certain of its Affiliates for the exclusive and legitimate purpose of implementing, administering and managing your participation in the Plan.
(b)You understand that the Company and its Affiliates hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.
(c)You understand that providing the Company with this Data is necessary for the performance of this Agreement and that your refusal to provide the Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. Your Data shall be accessible within the Company only by the persons specifically charged with Data processing operations and by the persons that need to access the Data because of their duties and position in relation to the performance of this Agreement.
(d)The Company will use your Data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs your Data, it will remove it from its systems. If the Company keeps Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations. You have a number of rights under data privacy laws in your country. Depending on where you are based, your rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing, (v) portability of Data, (vi) to lodge complaints with competent authorities in your country, and/or (vii) a list with the names and addresses of any potential recipients of your Data. To receive clarification regarding your rights or to exercise your rights please contact the Company at Attn: Data Protection Officer, data.protection.officer@seagate.com.
(e)Further, you understand that the Company will transfer Data to Morgan Stanley Smith Barney LLC and its affiliated company, E*TRADE Financial Corporate Services, Inc. (collectively, “E*TRADE”), and/or such other third parties as may be selected by the Company, which are assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider(s) serving in a similar manner. You may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition of the ability to participate in the Plan.

(f)E*TRADE is based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. If you are outside of the United States, you should note that your country has enacted data privacy laws that are different from the United States. By participating in the Plan, you agree to the transfer of your Data to E*TRADE for the exclusive purpose of administering your participation in the Plan. The Company’s legal basis, where required, for the transfer of Data to E*TRADE is your consent.
(g)Finally, you may choose to opt out of allowing the Company to share your Data with E*TRADE and others as described above, although execution of such choice may mean the Company cannot grant awards under the Plan to you. For questions about this choice or to make this choice, you should contact Equity Administration at stockadmin@seagate.com
11.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request that you consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or any third party designated by the Company.
12.Notices. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you through the Company’s electronic mail system or at the last email address you provided to the Company.
13.Choice of Law and Venue. The Award is governed by, and subject to, the laws of the State of California, without regard to such state’s conflicts of law rules, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Alameda County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award is made and/or to be performed.
14.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award and the Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable laws with regard to the acquisition, issuance or sale of the Shares or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing; provided, that any such imposition, agreement or undertaking shall preserve the economic intent of this Agreement to the maximum extent possible.
15.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your or your broker’s country of residence or where the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell, or otherwise dispose of Shares or rights to Shares (e.g., Awards) or rights linked to the value of the Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions or your country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company securities trading policy. You are responsible for ensuring compliance with any applicable restrictions and are instructed to speak with your personal legal advisor on this matter.
16.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.

17.Amendments. The Committee at any time, and from time to time, may amend the terms of the Award; provided, however, that the rights under any Award shall not be materially impaired by any such amendment unless the Company obtains your prior written consent; provided, however, that the Company may amend the terms of the Award without your consent pursuant to Section 15 hereof, if it determines that such amendment is necessary for legal reasons. Notwithstanding anything in the immediately preceding sentence to the contrary, any amendment pursuant to this Section 19 shall preserve the economic intent of this Agreement to the maximum extent possible.
18.Language. You acknowledge that you are proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.
19.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
20.Acknowledgements. By indicating acceptance of the Award through the Company’s online acceptance procedure, you acknowledge that: (a) you have received, and understand and agree to the terms of, this Agreement and the Plan (including any exhibits to each document), (b) you accept the Award on the terms and conditions set forth in this Agreement and the Plan (including any exhibits to each document), and (c) this Agreement and the Plan (including any exhibits to each document) set forth the entire understanding between you and the Company regarding the rights to acquire the Shares subject to this Award and supersede all prior oral and written agreements with respect thereto.